GRYPHON GOLD ANNOUNCES CLOSING OF PRIVATE PLACEMENT

March 24, 2006 – Denver, CO and Vancouver, BC.  Gryphon Gold Corporation (TSX:GGN) announces that it closed the private placement of units announced on March 10, 2006.  Gryphon Gold issued 5,475,000 units at a price of C$1.25, for gross proceeds of C$6.8 million, to accredited investors in Canada and the United States.  Each unit consists of one share of common stock and one half of one Series B share purchase warrant, each whole Series B warrant is exercisable to acquire one share of common stock at a price of C$1.65 until March 23 , 2007.

Gryphon Gold paid qualified registered dealers a 7% cash commission and issued compensation options to acquire 280,500 common shares at price of C$1.40 until March 23, 2007 on a portion of the private placement.

The net proceeds are expected to be applied to fund the continuation of Gryphon Gold’s exploration and development program on its Borealis gold project.

The shares, warrants and underlying shares of this placement are not currently qualified by prospectus or registered under the U.S. Securities Act of 1933, as amended, or the laws of any state, and are subject to resale restrictions and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

In connection with this private placement, Gryphon Gold granted registration rights to each of the investors and will use commercially reasonable efforts to prepare and file with SEC within 120 days a registration statement under the Securities Act, and to use commercially reasonable efforts to cause such registration statement to be declared effective.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

Gryphon Gold is a Nevada corporation, which is in the business of acquiring and developing gold properties in the United States, Gryphon Gold’s principal property is the Borealis Property located in the Walker Lane Gold Belt in Western Nevada.

For further information contact:

Tony Ker, Executive Vice President & Secretary

Ph. 604-261-2229

www.gryphongold.com

This press release contains “forward looking information” which may include, but is not limited to, statement with respect to our planned exploration program and completion of financing transactions.  Such forward-looking statement reflects our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined under the section titles “Risk Factors and Uncertainties” in our prospectus (available at www.sedar.com) and registration statement filed with the SEC (available at www.sec.gov).  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimate or expected.  We do not undertake to update forward-looking statements.

Head Office: Suite 360-390 Union Blvd. - Lakewood, CO – 80228 - USA

Vancouver Office: 810-1130 W. Pender St. - Vancouver, BC – Canada - V6E 4A4
Toll Free: 1.888.261.2229